Exhibit 99.1
DENBURY RESOURCES INC.
PRESS RELEASE
Denbury Resources Announces First Quarter Results
News Release
Released at 7:30 AM CDT
     DALLAS, May 5, 2009 — Denbury Resources Inc. (NYSE symbol: DNR) (“Denbury” or the “Company”) today announced its first quarter 2009 financial and operating results. The Company posted a quarterly loss for the first quarter of 2009 of $18.3 million, or $0.07 per common share, as compared to net income of $73.0 million, or $0.30 per basic common share, in the comparative first quarter of 2008. The Company incurred a loss primarily due to a non-cash fair value charge on the Company’s derivative contracts of approximately $106.4 million ($65.9 million after tax) during the first quarter of 2009, coupled with a significant decrease in revenues due to the decline in crude oil and natural gas commodity prices. Higher production levels and lower operating costs on a per BOE basis in the 2009 period partially offset these two items. Net income excluding the fair value charges on our derivative contracts (a non-GAAP measure), would have been $47.6 million, or $0.19 per common share for the first quarter of 2009, as compared to $97.0 million, or $0.40 per common share in the comparative first quarter of 2008 on the same basis. (Please see the accompanying schedules for a reconciliation of net income, as defined by generally accepted accounting principles (GAAP), which is the GAAP measure, as opposed to net income excluding the fair value charge on our derivative contacts, which is the non-GAAP measure).
     Adjusted cash flow from operations (cash flow from operations before changes in assets and liabilities, a non-GAAP measure) for the first quarter of 2009, of $143.2 million, decreased 23% over first quarter 2008 adjusted cash flow from operations of $186.7 million. Net cash flow provided by operations, the GAAP measure, totaled $112.6 million during the first quarter of 2009, as compared to $206.3 million for the same measure during the first quarter of 2008. Adjusted cash flow and cash flow from operations differ in that the latter measure includes the changes in receivables, accounts payable and accrued liabilities during the quarter. (Please see the accompanying schedules for a reconciliation of net cash flow provided by operations, as defined by GAAP, which is the GAAP measure, as opposed to adjusted cash flow from operations, which is the non-GAAP measure).
Production
     Production for the quarter was a Company record quarterly volume of 53,408 BOE/d, an 11% sequential increase over fourth quarter of 2008 levels, and a 19% increase over the first quarter 2008 average of 44,900 BOE/d. Oil production from the Company’s tertiary operations averaged 22,583 Bbls/d, a 3% sequential increase over the fourth quarter of 2008 average of 21,874 Bbls/d and a 32% increase over the first quarter of 2008 average of 17,156 Bbls/d. The Company’s first quarter 2009 tertiary production is generally in-line with the Company’s annual average tertiary production forecast of 24,500 Bbls/d. During the first quarter of 2009, the Company had minor initial production response from its tertiary flood at Cranfield Field (Phase IV), and continued improved production response from most of its other tertiary floods.

     Average natural gas production from the Barnett Shale increased slightly on a sequential basis, averaging 60.4 MMcf/d in the first quarter of 2009 (excluding natural gas liquids “NGLs”), as compared to 59.1 MMcf/d in the fourth quarter of 2008 and 57.3 MMcf/d in the first quarter of 2008. However, during the first quarter of 2009 the Company sold a significant inventory of NGLs which had been produced but not sold during the third and fourth quarters of 2008 due to plant shutdowns caused by Hurricane Ike. This resulting in an increase in natural gas liquid sales from 2,389 Bbls/d in the fourth quarter of 2008 to 4,874 Bbls/d in the first quarter of 2009. During the first half of 2008, the Company’s natural gas liquid production averaged 3,350 BOE/d, representing a more normalized average natural gas liquid production rate per quarter. On a BOE basis, the Company’s Barnett Shale production averaged 14,932 BOE/d in the first quarter of 2009, as compared to 12,233 BOE/d in the fourth quarter of 2008 and 12,801 BOE/d in the first quarter of 2008. The Company’s total production from the Barnett Shale is expected to average approximately 12,250 BOE/d during 2009, as the Company plans to drill only three more wells in this area during 2009.
     As a result of the Hastings Field acquisition which closed in early February 2009, the Company recognized approximately two months of conventional (non-tertiary) production in the first quarter of 2009, averaging 1,562 BOE/d for the quarter. The Company’s remaining production was approximately the same as the fourth quarter of 2008.
First Quarter 2009 Financial Results
     Oil and natural gas revenues, excluding any derivative contracts, decreased 46% between the respective first quarters, as lower commodity prices decreased revenue by 64% and the higher production levels increased revenue by 18%. On a sequential basis, oil and natural gas revenues decreased 23% between the fourth quarter of 2008 and the first quarter of 2009 as lower commodity prices decreased revenue by 31% and the higher production increased revenue by 8%.
     During the first quarter of 2009, the Company collected $85.8 million on its derivative contract settlements as compared to cash payments of $8.0 million on derivative contracts during the first quarter of 2008. However, the Company also had a $106.4 million non-cash fair value charge to earnings in the first quarter of 2009, $77.0 million of which was related to its 2009 crude oil derivative contracts. The charge reverses a portion of the $242.2 million non-cash fair value gain recognized on these contracts in the fourth quarter of 2008 due to the expiration of one-fourth of these 2009 contracts during the first quarter and as a result of higher oil prices at March 31, 2009. In contrast, the Company’s non-cash fair value loss in the first quarter of 2008 was $38.7 million, a net incremental charge between the two first quarters of $67.6 million.
     Company-wide oil price differentials (Denbury’s net oil price received as compared to NYMEX prices) were slightly worse during the first quarter of 2009 than in the fourth quarter of 2008, averaging $3.99 per Bbl below NYMEX as compared to $3.59 per Bbl below NYMEX during the fourth quarter of 2008, both significantly better than the differential during the first quarter of 2008, which averaged $6.50 per Bbl below NYMEX. The lower differentials were primarily due to the lower oil price in late 2008 and early 2009.

     The Company’s average NYMEX natural gas differential was a negative variance of $0.41 per Mcf in the first quarter of 2009, worse than the negative variance of $0.26 per Mcf during the fourth quarter of 2008, but better than the negative variance of $0.92 per Mcf during the first quarter of 2008.
     Lease operating expenses decreased sequentially on both a per BOE basis and on an absolute dollar basis. Lease operating expenses averaged $15.59 per BOE in the first quarter of 2009, down from $17.90 per BOE in the fourth quarter of 2008, and $16.15 per BOE during the first quarter of 2008. The Company’s lease operating expenses on its tertiary properties averaged $20.48 per BOE during the first quarter of 2009, a 6% sequential decrease from the $21.86 per BOE average in the fourth quarter 2008, and a 2% decrease from the comparable first quarter in 2008 average of $20.81 per BOE. The sequential decrease was primarily a result of lower CO2 costs per unit in the first quarter of 2009 due to the lower oil prices during the period, as most of the royalty cost of the Company’s CO2 is indexed to oil prices.
     Production taxes and marketing expenses decreased during the first quarter, generally proportionate to the lower commodity prices and higher production volumes.
     General and administrative expenses increased 44% on a BOE basis sequentially between the fourth quarter of 2008 and the first quarter of 2009, averaging $4.71 per BOE in the first quarter of 2009, up from $3.28 per BOE in the prior year’s fourth quarter, and up from $3.92 per BOE during the first quarter of 2008. During the fourth quarter of 2008, the Company made an adjustment to the 2008 bonus accrual since bonuses were paid at the 75th percentile, lowering that quarter’s expense. During the first quarter of 2009, the Company recognized a $2.6 million charge related to incentive compensation awards for the management of Genesis, and further increased its employee count by 3% during the quarter, the primary reasons for the higher expense over the prior first quarter.
     The Company’s average debt level was 42% higher in the first quarter of 2009 as compared to debt levels in the fourth quarter of 2008, and 71% higher than debt levels in the first quarter of 2008, primarily as a result of the $201 million Hastings acquisition which closed in early February 2009, coupled with incremental borrowings to fund other capital expenditures. Our average interest rate has increased compared to the first quarter of 2008 due to the February 2009 issuance of $420 million of 9.75% Senior Subordinated Notes issued at a discount to yield 11.25%, and the two pipeline dropdown transactions with Genesis completed in the second quarter of 2008, which are recorded as financing leases and have a higher imputed rate of interest than the Company’s other debt outstanding at that time. Partially offsetting these higher interest charges, were higher levels of capitalized interest in the first quarter of 2009, primarily associated with the Company’s construction of CO2 pipelines. The Company capitalized $12.4 million of interest in the first quarter of 2009 as compared to $9.6 million during the fourth quarter of 2008 and $7.3 million during the first quarter of 2008.
     Depletion, depreciation and amortization (“DD&A”) on oil and natural gas properties increased on an absolute dollar basis, but decreased on a BOE basis during the first quarter of 2009, averaging $11.29 per BOE, a 5% sequential decrease over the fourth quarter of 2008 rate of $11.92, but a 3% increase over the first quarter of 2008 rate of $11.00 per BOE. The sequential decrease was primarily attributable to the fourth quarter full cost pool ceiling test writedown, and the increase over the prior year first quarter rate was due to increased capital investment during 2008. No incremental tertiary proved reserves were booked during the first quarter of 2009. The Company did not have a full cost pool writedown during the first quarter of 2009, although if oil and natural gas prices remain at these lower levels through June 30, 2009 or subsequent periods, the Company may be required to record additional write-downs under the full cost ceiling test in the future. The amount of any future write-down is difficult to predict and will depend upon the oil and natural gas prices at the end of each period, the incremental proved reserves that might be added during each period and additional capital spent.
     The Company recognized $138.7 million of goodwill during the first quarter of 2009 relating to the Hastings Field acquisition. The goodwill was primarily attributable to (i) the decline in oil prices between December 31, 2008 and the closing of the transaction in early February 2009, lowering the estimated fair value of the proved conventional reserves between the contractual price and the estimated fair value at closing, and (ii) the value the Company paid for the tertiary oil potential, which is more than other companies would pay because of Denbury’s ownership and access to low-cost CO2 in this area.
2009 Outlook
     The Company is increasing its total production guidance for 2009 from 50,000 BOE/d to 51,000 BOE/d, the majority of the increase relating to the Barnett Shale projected production. The Company is reaffirming its tertiary production guidance of 24,500 Bbls/d for the same period, which represents a 26% increase over the 2008 average production level of 19,377 Bbls/d. Denbury’s 2009 capital budget remains at approximately $750 million, of which approximately 90% is related to tertiary operations. Any acquisitions made by the Company would be in addition to these current capital budget amounts.
     Denbury’s total debt (principal amount excluding capital leases) as of April 30, 2009 was approximately $1.1 billion, consisting of $945 million of subordinated debt and $140 million of bank debt.
     Gareth Roberts, Chief Executive Officer, said: “We are pleased with our first quarter results as they were on target with our expectations. Even though a net loss would initially appear to be a significant negative, if you adjust for the non-cash fair value adjustments on our derivatives, we made money even though we are operating in this low priced environment. If you look at the underlying results in more detail, we had several other positive events this quarter: we (i) increased production, (ii) had an initial production response from Cranfield, (iii) lowered our operating expenses, (iv) significantly improved our liquidity during the quarter with the subordinated debt issuance, and (v) closed on the acquisition of Hastings Field. Construction on our Green Pipeline is underway with an anticipated completion date in the first half of 2010 to Galveston Bay and to Hastings Field by late 2010, after which we will commence flooding Hasting Field. The Delta Pipeline from Tinsley to Delhi Field is being tested and we expect to begin flooding Delhi Field by the third quarter. We commenced CO2 injections at Heidelberg Field late in 2008 and anticipate our first tertiary oil production from that field in the second half of 2009. We are continuing to expand, albeit at a slower pace, and we anticipate continued production growth in our tertiary program for the foreseeable future. We are continuing to monitor and participate in discussions regarding the potential climate change legislation as we believe we are well positioned to play a role in addressing that issue. In spite of the negative economic climate around us, our future continues to look bright as we continue forward with our tertiary strategy.”
Conference Call
     The public is invited to listen to the Company’s conference call set for today, May 5, 2009 at 10:00 A.M. CDT. The call will be broadcast live on our web site at www.denbury.com. If you are unable to participate during the live broadcast, the call will be archived on our web site for approximately 30 days and will also be available for playback for one week by dialing 800-642-1687 or 706-645-9291, conference ID 98210854.
Financial and Statistical Data Tables
     Following are financial highlights for the comparative first quarters ended March 31, 2009 and 2008. All production volumes and dollars are expressed on a net revenue interest basis with natural gas volumes converted at 6:1.

FIRST QUARTER FINANCIAL HIGHLIGHTS
(Amounts in thousands of U.S. dollars, except per share and unit data)
(Unaudited)

	Three Months Ended
	March 31,			Percentage
	2009	2008		Change
Revenues:
Oil sales	133,265	250,441	-	47%
Natural gas sales	34,804	62,756	-	45%
CO2 sales and transportation fees	3,165	2,851	+	11%
Interest income and other	2,525	1,287	+	96%

Total revenues	173,759	317,335	-	45%

Expenses:
Lease operating expenses	74,950	66,001	+	14%
Production taxes and marketing expense	9,192	16,736	-	45%
CO2 operating expenses	1,300	1,143	+	14%
General and administrative	22,655	16,005	+	42%
Interest, net	12,197	4,941	+	> 100%
Depletion and depreciation	61,925	49,839	+	24%
Commodity derivative expense	20,515	46,781	-	56%

Total expenses	202,734	201,446	+	1%

Income (loss) before income taxes	(28,975)	115,889	-	> 100%

Income tax provision (benefit)
Current income taxes	173	21,236	-	99%
Deferred income taxes	(10,851)	21,651	-	> 100%

NET INCOME (LOSS)	(18,297)	73,002	-	> 100%

Net income (loss) per common share:
Basic	(0.07)	0.30	-	> 100%
Diluted	(0.07)	0.29	-	> 100%

Weighted average common shares:
Basic	245,573	242,757	+	1%
Diluted	245,573	252,109	-	3%

Production (daily — net of royalties):
Oil (barrels)	37,640	30,164	+	25%
Gas (mcf)	94,613	88,419	+	7%
BOE (6:1)	53,408	44,900	+	19%

Unit sales price (including derivative settlements):
Oil (per barrel)	64.68	88.55	-	27%
Gas (per mcf)	4.09	7.72	-	47%
BOE (6:1)	52.82	74.68	-	29%

Unit sales price (excluding derivative settlements):
Oil (per barrel)	39.34	91.24	-	57%
Gas (per mcf)	4.09	7.80	-	48%
BOE (6:1)	34.97	76.65	-	54%

	Three Months Ended
	March 31,			Percentage
	2009	2008		Change
Oil and natural gas derivative contracts
Cash receipt (payment) on settlements	85,836	(8,048)	+	> 100%
Non-cash fair value adjustment expense	(106,351)	(38,733)	+	> 100%

Total expense from contracts	(20,515)	(46,781)	-	56%

Non-GAAP financial measure (1)
Net income excluding non-cash fair value charge on derivative contracts (Non-GAAP measure)	47,641	97,016	-	51%
Non-cash fair value charge on derivative contracts (net of taxes)	(65,938)	(24,014)	+	> 100%

Net income (loss) (GAAP measure)	(18,297)	73,002	-	> 100%

Non-GAAP financial measure (1)
Adjusted cash flow from operations (non-GAAP measure)	143,160	186,743	-	23%
Net change in assets and liabilities relating to operations	(30,541)	19,514	-	> 100%

Cash flow from operations (GAAP measure)	112,619	206,257	-	45%

Oil & natural gas capital investments	297,488	156,704	+	90%
CO2 capital investments	163,655	42,526	+	> 100%
Proceeds from sales of properties	18,357	54,225	-	66%

Cash and cash equivalents	18,207	74,039	-	75%
Total assets	3,934,895	2,924,278	+	35%
Total long-term debt (principal amount, excluding capital leases and pipeline financings)	1,035,000	636,000	+	63%
Financing leases	250,146	-		N/A
Total stockholders’ equity	1,831,633	1,492,008	+	23%

BOE data (6:1)
Oil and natural gas revenues	34.97	76.65	-	54%
Gain (loss) on settlements of derivative contracts	17.85	(1.97)	+	> 100%
Lease operating expenses	(15.59)	(16.15)	-	3%
Production taxes and marketing expense	(1.91)	(4.10)	-	53%

Production netback	35.32	54.43	-	35%
Non-tertiary CO2 operating margin	0.39	0.42	-	7%
General and administrative	(4.71)	(3.92)	+	20%
Net cash interest expense and other income	(2.15)	(0.84)	+	> 100%
Current income taxes and other	0.93	(4.39)	-	> 100%
Changes in assets and liabilities relating to operations	(6.35)	4.78	-	> 100%

Cash flow from operations	23.43	50.48	-	54%

(1)	See “Non-GAAP Measures” at the end of this report.

Non-GAAP Measures
     Net income excluding the fair value charge on the Company’s derivative contracts is a non-GAAP measure. This measure reflects net income without regard to the fair value adjustments on the Company’s derivative contracts. The Company believes that it is important to consider this measure separately as it reflects the economic value of these contracts in our financial statements relating to the cash settlements thereon during the period, without regards to changes in the market value of the contracts during the period.
     Adjusted cash flow from operations is a non-GAAP measure that represents cash flow provided by operations before changes in assets and liabilities, as summarized from the Company’s Unaudited Condensed Consolidated Statements of Cash Flows. Adjusted cash flow from operations measures the cash flow earned or incurred from operating activities without regard to the collection or payment of associated receivables or payables. The Company believes that it is important to consider this measure separately, as it believes it can often be a better way to discuss changes in operating trends in its business caused by changes in production, prices, operating costs and so forth, without regard to whether the earned or incurred item was collected or paid during that period.
     Denbury Resources Inc. (www.denbury.com) is a growing independent oil and natural gas company. The Company is the largest oil and natural gas operator in Mississippi, owns the largest reserves of CO2 used for tertiary oil recovery east of the Mississippi River, and holds significant operating acreage in the Barnett Shale play near Fort Worth, Texas, onshore Louisiana and Alabama, and properties in Southeast Texas. The Company’s goal is to increase the value of acquired properties through a combination of exploitation, drilling and proven engineering extraction practices, with its most significant emphasis relating to tertiary recovery operations.
     This press release, other than historical financial information, contains forward looking statements that involve risks and uncertainties including expected reserve quantities and values relating to the Company’s proved reserves, the Company’s potential reserves from its tertiary operations, forecasted 2009 production levels relating to the Company’s tertiary operations and overall production, estimated capital expenditures for 2009 or future years, and other risks and uncertainties detailed in the Company’s filings with the Securities and Exchange Commission, including Denbury’s most recent reports on Form 10-K and Form 10-Q. These risks and uncertainties are incorporated by this reference as though fully set forth herein. These statements are based on engineering, geological, financial and operating assumptions that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are both subject to a wide range of business risks, and there is no assurance that these goals and projections can or will be met. Actual results may vary materially.
For further information contact:
Gareth Roberts, President and CEO, 972-673-2000
Phil Rykhoek, Chief Financial Officer, 972-673-2000
www.denbury.com